Exhibit 99.1

Oct 24, 2016

Nasdaq Names Hans-Ole Jochumsen Vice Chairman

Will work with Nasdaq’s European teams to deepen relationships across the continent

NEW YORK, Oct. 24, 2016 (GLOBE NEWSWIRE) — Nasdaq (Nasdaq:NDAQ) today announced that Hans-Ole Jochumsen has been named Vice Chairman, Nasdaq, effective January 1, 2017. Jochumsen currently serves as President of Nasdaq, responsible for Global Trading and Market Services, which comprises all transactions, clearing, and settlement services, including equities, equity derivatives, fixed income, currency and commodities.

In his new role as Vice Chairman, Jochumsen will work closely across all of Nasdaq’s European teams to assist in deepening relationships with trading and listing clients, regulators, and prospects to drive the company’s mission, which is to provide leading trading and technology solutions to help businesses and investors succeed in the capital markets.

“Our continued focus on the success of our clients has been a driver of Nasdaq’s growth, whether it’s delivering our technology to more than 85 exchanges and regulators, or providing reliable and innovative trading solutions for the US and Nordic capital markets,” said Bob Greifeld, CEO, Nasdaq. “Hans-Ole has been an instrumental part of our leadership team during the past eight years, and he will continue to focus on evolving our European businesses through best-in-class product development, industry partnerships, and collaboration with clients.”

Since joining Nasdaq in 2008 through the merger with OMX, Jochumsen has played an instrumental role in key projects, including acquiring Nord Pool, a leader in Europe’s power market; launching First North, the Nordic venture exchange; and, increasing trading activity in Nordic equity, fixed income, and clearing businesses. Since becoming President two years ago, Jochumsen has furthered Nasdaq’s business objectives by leading the acquisitions of Chi-X Canada and International Securities Exchange (ISE), and by overseeing the launch of NFX, Nasdaq’s U.S. commodities exchange. Overall, the businesses under Jochumsen’s direction make up 40 percent of Nasdaq net income and operating margins have grown nearly 25 percent since 2012.

“I am grateful and honored to have played a role in the growth of Nasdaq since joining in 2008,” said Jochumsen. “My new role further provides me the opportunity to continue to work closely with clients and regulators across all of Nasdaq’s businesses across Europe. Nasdaq’s European businesses are strategically vital to the company and I believe our role in these local markets, and in the fintech space, will have a positive impact on the global investment community and well-functioning capital markets.”

Jochumsen joined Nasdaq in 2008, after having run the Copenhagen exchange from 1998 until the merger with OMX and the subsequent merger with Nasdaq. Prior to that, Jochumsen spent more than two decades in Copenhagen, in various roles at BG Bank, GiroBank A/S, and BRFkredit. He also served as Chair to the European Federation of Exchanges from 2010 until 2013.

About Nasdaq:

Nasdaq (Nasdaq:NDAQ) is a leading provider of trading, clearing, exchange technology, listing, information and public company services across six continents. Through its diverse portfolio of solutions, Nasdaq enables customers to plan, optimize and execute their business vision with confidence, using proven technologies that provide transparency and insight for navigating today’s global capital markets. As the creator of the world’s first electronic stock market, its technology powers more than 70 marketplaces in 50 countries, and 1 in 10 of the world’s securities transactions. Nasdaq is home to more than 3,700 listed companies with a market value of $10.0 trillion and approximately 18,000 corporate clients. To learn more, visit: nasdaq.com/ambition or business.nasdaq.com.

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